Exhibit 10.39

AMENDMENT TO

EXECUTIVE SEVERANCE AGREEMENT

This AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT, dated November 25, 2008, is by and between ZOLL MEDICAL CORPORATION, a Massachusetts corporation (the “Company”), and Edward Dunn (the “Executive”).

WHEREAS, the Company and the Executive entered into an executive severance agreement effective as of May 17, 2002 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1. Section 2(a) of the Agreement is hereby amended by replacing the phrase “25% or more” with the following:

“more than 50%”

2. Section 2(b) of the Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“the date a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or”

3. Section 2(c) of the Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“the consummation of a transaction by the Company involving: (A) any consolidation or merger of the Company or any Subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.”

4. Section 2 of the Agreement is hereby further amended by replacing the phrase “25% or more” in the two places it appears in the last paragraph of such section with the following:

“more than 50%”

5. Section 3(b) of the Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“termination by the Executive of the Executive’s employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:”

6. Section 3(b)(ii) of the Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“(ii) a material reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all or substantially all management employees; or”

7. Section 3(b)(iii) of the Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“(iii) a material relocation of the Company’s offices at which the Executive is principally employed immediately prior to the date of a Change in Control, such relocation shall be to a location more than 50 miles from such offices, or a material change to the geographic location at which the Executive is based, provided that such requirement by the Company shall be more than 50 miles from the Company offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control; or”

8. Section 3(b)(iv) of the Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“(iv) a material breach by the Company of this Agreement.”

9. Section 3(b)(v) is hereby deleted in it entirety.

10. Section 3(b) is hereby further amended by adding the following paragraph, as a new paragraph immediately after Section 3(b)(iv):

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.”

11. The Agreement is hereby amended by adding a new Section 18 immediately after Section 17 thereof as follows:

“18. Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

With respect to any fees, expenses and taxes that Executive may otherwise be entitled to reimbursement under this Agreement, Executive shall provide evidence of such reimbursable expenses to the Company within 30 days of incurring such expenses and the Company shall reimburse the Executive for such expenses within 30 days of receiving such evidence.”

12. The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ZOLL MEDICAL CORPORATION
By:	/s/ Richard A. Packer
Name:	Richard A. Packer
Title:	Chief Executive Officer

/s/ Edward Dunn
Edward Dunn